Exhibit 99.1

84 Waterford Drive
Marlborough, MA 01752-7010
Tel: 508-481-6700 Fax: 508-481-7683 www.sepracor.com

NEWS RELEASE

Contact:

Jonaé R. Barnes

Sr. Vice President, Investor Relations and

Corporate Communications

Sepracor Inc.

(508) 481-6700

SEPRACOR REPORTS STRONG FIRST QUARTER 2009 OPERATING RESULTS AND REITERATES FINANCIAL GUIDANCE FOR 2009

Financial Highlights

•                  First quarter 2009 revenues increased approximately 3% to $330.2 million vs. $320.8 million for the same quarter in 2008

•                  Reported GAAP earnings per share (EPS) for the first quarter 2009 increased approximately 416% to $0.31 per diluted share vs. $0.06 per diluted share for the same period in 2008*

•                  Excluding special items and recurring non-GAAP adjustments, first quarter non-GAAP EPS increased approximately 57% to $0.85 per diluted share vs. $0.54 per diluted share for the same period in 2008*

•                  Cash and short- and long-term investments were $729 million as of March 31, 2009

Other Recent Highlights

•                  Submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for STEDESA™ (eslicarbazepine acetate) for adjunctive treatment of epilepsy

•                  A large-scale Phase III study of OMNARIS® (ciclesonide) HFA nasal aerosol in seasonal allergic rhinitis met its primary and key secondary endpoints

*See below under the heading “Use of non-GAAP Financial Measures and Prior Period Adjustments” for a discussion of Sepracor’s use of non-GAAP financial measures and prior period adjustments.  Attached is a reconciliation of GAAP (U.S. generally accepted accounting principles) to non-GAAP calculations.

MARLBOROUGH, Mass., April 30, 2009 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the first quarter ended March 31, 2009.

For the three months ended March 31, 2009, total revenues increased approximately 3% to $330.2 million compared to revenues of $320.8 million during the same quarter in 2008.  GAAP net income for the three months ended March 31, 2009 was $35.2 million, or $0.31 per diluted share, compared to $7.1 million, or $0.06 per diluted share, for the same quarter in 2008.  Non-GAAP net income for the three months ended March 31, 2009 was $96.8 million, or $0.85 per diluted share, which excludes a restructuring charge and includes a favorable adjustment to income taxes to reflect Sepracor’s estimated annual effective cash-basis tax rate of approximately 2.5%, compared to non-GAAP net income for the first quarter of 2008 of $62.5 million, or $0.54 per diluted share, which excludes an in-process research and development charge related to a distribution agreement with Nycomed GmbH and the associated amortization of related intangible assets, as well as a milestone payment made to BIAL-Portela & C(a), S.A. Non-GAAP net income for these periods excludes certain other items detailed in the attached reconciliation of GAAP to non-GAAP measures.  In addition, prior periods have been adjusted to reflect the impact of the adoption on January 1, 2009 of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon

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Conversion (Including Partial Cash Settlement) (FSP 14-1) and certain other immaterial adjustments as described below under the heading “Use of non-GAAP Financial Measures and Prior Period Adjustments”.

Sepracor reiterated its previous 2009 financial guidance with projected non-GAAP EPS ranging from $2.10 to $2.70 per diluted share based on 116 million shares outstanding; projected full-year revenue ranging from $1,150.0 million to $1,250.0 million; projected sales, marketing and general administrative expense is expected to be approximately $600.0 million; and projected non-GAAP research and development expense is expected to be approximately $210.0 million.  There are no non-GAAP adjustments to projected revenues or sales, marketing and general administrative expense guidance.

“During the first quarter of 2009 we implemented our corporate restructuring plan to streamline our operations into a more efficient and flexible business that we believe will better position us to leverage our product franchises, advance our exciting research and development pipeline, and allow us to continue to pursue synergistic corporate development and licensing opportunities,” said Adrian Adams, President and Chief Executive Officer. “We delivered strong first quarter results with robust EPS growth and are determined to continue to deliver strong financial performance, EPS momentum and enhanced shareholder value over time.”

LUNESTA® brand eszopiclone, indicated for the treatment of insomnia, had revenues of $140.4 million for the first quarter of 2009 compared to $135.6 million for the same quarter in 2008, an increase of approximately 4%.

XOPENEX® brand levalbuterol HCl Inhalation Solution, which is a short-acting beta-agonist indicated for the treatment or prevention of bronchospasm in patients suffering from diseases such as asthma and chronic obstructive pulmonary disease (COPD), accounted for $118.1 million in revenues for the first quarter of 2009, compared to $140.0 million for the same quarter in 2008, a decrease of approximately 16%.

XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol, a hydrofluoroalkane (HFA) metered-dose inhaler (MDI) formulation of levalbuterol for the treatment or prevention of bronchospasm in patients with reversible obstructive airway disease, accounted for $20.1 million in revenues in the first quarter of 2009 compared to $20.0 million for the same period in 2008.

BROVANA® brand arformoterol tartrate Inhalation Solution, a long-acting, twice-daily maintenance treatment for bronchoconstriction in patients with COPD, accounted for $18.5 million in revenues in the first quarter of 2009 compared to revenues of $9.9 million for the same period in 2008, an increase of approximately 87%.

OMNARIS® brand ciclesonide Nasal Spray had revenues of $5.9 million for the first quarter of 2009.  Sepracor commercially introduced OMNARIS in April 2008 for the treatment of nasal symptoms associated with seasonal allergic rhinitis (SAR) in adults and children 6 years of age and older, and with perennial allergic rhinitis (PAR) in adults and adolescents 12 years of age and older.

Sepracor commercially introduced ALVESCO® brand ciclesonide HFA Inhalation Aerosol in September 2008 through a staged launch that was initially focused primarily on specialists, with a broader primary care roll-out during the first quarter of 2009. No revenue was recorded for the first quarter of 2009 primarily due to the time necessary to reduce launch phase inventory in the distribution channel.  ALVESCO HFA is an inhaled corticosteroid indicated for maintenance treatment of asthma as prophylactic therapy in adult and adolescent patients 12 years of age and older.

Royalty and license fee revenues were $23.3 million for the first quarter of 2009 compared to $15.2 million for the same quarter in 2008, an increase of approximately 53%. Sepracor continues to earn royalty revenues on sales of out-licensed antihistamine products, which include Schering-Plough’s CLARINEX® brand desloratadine, sanofi-aventis’ ALLEGRA® brand fexofenadine HCl and UCB’s XYZAL®/XUSAL™ brand levocetirizine.

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Revenues from Sepracor Pharmaceuticals, Inc. (SPI), a subsidiary of Sepracor acquired in June 2008 that markets branded prescription pharmaceutical products to physician specialists and hospitals within Canada, were $3.9 million for the first quarter of 2009.

Sepracor’s pipeline portfolio continues to progress. Sepracor recently announced the results of a large-scale, 707-patient Phase III study of OMNARIS HFA, a nasal aerosol formulation of ciclesonide, for the treatment of SAR in adult and adolescent patients. In this study, OMNARIS HFA met its primary efficacy endpoint by demonstrating a statistically significant reduction in the 24-hour reflective total nasal symptom score (TNSS), which assesses the common allergy symptoms of nasal congestion, itching, sneezing and runny nose, versus placebo. In addition, OMNARIS HFA also met its key secondary endpoints with statistically significant improvement in the 24-hour instantaneous TNSS and the 24-hour reflective total ocular symptom score (TOSS) versus placebo. Ocular symptoms, which can include itching, tearing and redness of the eyes, can be particularly troublesome and are present in a large number of patients with SAR. If developed successfully and FDA approved, OMNARIS HFA could be the first nasal HFA formulation to be available for patients in the U.S. for the treatment of allergic rhinitis.

SEP-225289, a novel triple reuptake inhibitor for the treatment of depression, is in a Phase II study that is fully-recruited with clinical results anticipated in the third quarter of 2009.

In 2008, Sepracor submitted a briefing package to the FDA outlining a proposal to conduct an abbreviated Phase III program for SEP-227162, a dual reuptake inhibitor being developed for the treatment of depression. In a recent communication from the FDA, it has agreed with the key elements of Sepracor’s proposal and the company is currently evaluating the possible initiation of a Phase III registration trial for SEP-227162.

SEP-0227018, a new LUNESTA formulation being studied for reduced side effects and potentially improved efficacy, is now in Phase II clinical development. Sepracor is also in the process of completing studies of LUNESTA with an improved coating, and subject to FDA approval, anticipates commercially launching LUNESTA with this new, non-functional but durable film coating in 2010.

Sepracor submitted an NDA to the FDA during the first quarter of 2009 for STEDESA, a compound licensed from BIAL-Portela & C(a), S.A., for the use of adjunctive therapy in the treatment of partial-onset seizures in adults with epilepsy.

As a result of the decision by the European Medicines Agency (EMEA) to recommend granting marketing authorization for LUNIVIA® brand eszopiclone but without designating it as a new active substance, Sepracor and GlaxoSmithKline (GSK) today announced that they have made the mutual decision to terminate, in its entirety, their agreement covering commercialization of LUNIVIA for the European Union (EU) and certain other markets worldwide. Under the agreement, GSK did not have rights to commercialize eszopiclone in the U.S., Canada, Mexico or Japan.  Sepracor is waiting for guidance from the European Commission (EC) before determining whether to pursue commercialization of LUNIVIA in the EU and other markets that were subject to the agreement with GSK.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward large and growing markets and unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Use of non-GAAP Financial Measures and Prior Period Adjustments

Effective January 1, 2009, Sepracor adopted FSP 14-1, which changed the method of accounting for its 0% convertible notes due in 2024. In addition, as required by FSP 14-1, Sepracor also revised its previously

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reported financial statements to apply this change in accounting to prior periods. Pursuant to FSP 14-1, Sepracor’s EPS and net income calculated in accordance with GAAP have been reduced as a result of recognizing incremental non-cash interest expense such that Sepracor recorded $4.8 million and $6.6 million of additional non-cash interest expense in the three months ended March 31, 2009 and 2008, respectively. In addition, effective January 1, 2009, Sepracor adopted EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities) (EITF 03-6-1).  EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the earnings allocation in computing earnings per share.  Under the guidance of EITF 03-6-1, Sepracor’s unvested share-based payment awards, which contain nonforfeitable rights to dividends or dividend equivalents whether paid or unpaid, are considered to be participating securities and are now included in the computation of earnings per share.  The adoption of EITF 03-6-1 had no impact to Sepracor’s diluted earnings per share for the three months ended March 31, 2009 and 2008; resulted in a $0.01 negative impact on Sepracor’s basic earnings per share for the three months ended March 31, 2009; and had no impact to Sepracor’s basic earnings per share for the three months ended March 31, 2008.

While adjusting its prior year financial statements for these new accounting pronouncements, Sepracor also adjusted its financial statements for certain immaterial corrections.

In addition to providing financial measurements based on GAAP, Sepracor is providing additional financial metrics that are not prepared in accordance with GAAP (non-GAAP).  The use of, and emphasis on, non-GAAP financial metrics are discouraged by governing regulatory agencies, and companies are required to explain why non-GAAP financial metrics are relevant to management and investors.  Sepracor believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of its past performance and future prospects, consistent with how management measures and forecasts its performance, especially when comparing such results to previous periods or forecasts.  Specifically with respect to the exclusion of amortization of intangible assets from GAAP net income, purchased intangible assets relate primarily to core and developed technology of acquired businesses.  Sepracor considers these charges non-cash in nature and unrelated to its core operating performance, and use of this non-GAAP measure allows comparisons of operating results that are consistent over time for both Sepracor’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.  Sepracor’s management uses all of these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods.  These measures are also used by management in its financial and operational decision-making.  There are limitations associated with reliance on these non-GAAP financial metrics because they are specific to Sepracor’s operations and financial performance, which makes comparisons with other companies’ financial results more challenging.  By providing both GAAP and non-GAAP financial measures, Sepracor believes that investors are able to compare its GAAP results to those of other companies while also gaining a better understanding of Sepracor’s operating performance as evaluated by management.

For the three months ended March 1, 2009, Sepracor utilized a GAAP effective tax rate of 41%.  However, Sepracor is currently utilizing its net operating loss carryforwards, subject to certain restrictions, to offset its taxable income, which results in an estimated annual effective cash-basis tax rate of approximately 2.5%. Sepracor anticipates that this reduced tax rate will be utilized for all of 2009.  Therefore, in the attached reconciliation of GAAP to non-GAAP measures, Sepracor has adjusted the GAAP income tax expense for the three months ended March 31, 2009 to reflect its estimated annual effective cash-basis tax rate of approximately 2.5%.

Sepracor expects to continue to incur for the foreseeable future significant expenses similar to the non-GAAP adjustment for amortization of intangible assets described in the attached reconciliation of GAAP to non-GAAP measures, as well as imputed interest expense related to discounted future payments under license agreements which are also excluded from GAAP net income.  In addition, first quarter 2009

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results and 2009 EPS guidance is adjusted to exclude interest expense associated with Sepracor’s 0% convertible subordinated notes due 2024, or 2024 Notes, as required under FSP14-1.  Sepracor also expects to continue to incur this interest expense until the 2024 Notes are repaid in full and non-cash income tax expense until all of its net operating losses are consumed, however it intends to exclude them from GAAP net income as described above. The exclusion of these items from Sepracor’s non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.  Some of the material limitations in relying on these non-GAAP financial measures are that while amortization of intangible assets and GAAP income tax expense do not directly affect Sepracor’s current cash position, such expenses represent the declining value of technology and other intangible assets it has acquired over their respective expected economic lives, or, in the case of GAAP taxes expense, the decrement of its deferred tax assets. The expense associated with these adjustments is excluded from non-GAAP financial measures, and therefore the non-GAAP financial measures do not reflect the costs of acquired intangible assets or the reduction of Sepracor’s deferred tax assets.  In addition, while the interest expense on Sepracor’s 2024 Notes and imputed interest expense related to license agreements that are excluded relate to non-cash interest charges and do not directly affect Sepracor’s current cash position, such amounts will eventually be paid by us as principal under the 2024 Notes and relevant license agreements, as the case may be, and are a necessary element of its costs and ability to generate profits. Therefore, any measure that excludes imputed interest expense, interest expense on Sepracor’s 2024 Notes and GAAP income tax expense has material limitations.  Sepracor compensates for these limitations by using the non-GAAP measures that exclude associated amortization of intangible assets, GAAP income tax expense, imputed interest expense from discounted future payments under license agreements and interest expense on its 2024 Notes as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its profitability and operating results.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and commercialization of Sepracor’s pharmaceutical products and product candidates; the safety, efficacy, potential benefits, possible uses and commercial success of Sepracor’s products and product candidates; clinical results for SEP-225289 being available during the third quarter of 2009; the possible initiation of a Phase III registration trial for SEP-227162; the anticipated commercial launch of LUNESTA with an improved coating in 2010; a new LUNESTA formulation with the potential for reduced side effects and improved efficacy; OMNARIS HFA potentially being the first HFA nasal aerosol formulation available for patients in the U.S for the treatment of allergic rhinitis; Sepracor’s expected future growth and profitability and the potential for strong financial performance, EPS momentum and enhanced shareholder value over time; and 2009 financial guidance with respect to revenue, non-GAAP EPS and sales, marketing and general administrative expenses, and research and development expenses.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Sepracor’s ability to fund, and the results of, further clinical trials with respect to products under development; the timing of the results of Sepracor’s clinical trials; the timing and success of submission, acceptance, and approval of regulatory filings, including with respect to STEDESA and OMNARIS HFA; the scope of Sepracor’s trademarks, patents and the patents of others and the success of challenges by others of Sepracor’s patents; the clinical benefits and commercial success of Sepracor’s products; changes in the use and/or label of Sepracor’s products; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; Sepracor’s ability to successfully implement its corporate restructuring and workforce reduction plan and reduce expenses; the impact of the workforce reduction on Sepracor’s business, including a potential adverse impact on revenues and Sepracor’s corporate development and licensing activities; unanticipated charges not currently contemplated that may occur as a result of the reduction in workforce and other anticipated cost-saving initiatives across the organization; private insurers such as managed care organizations adopting their own coverage restrictions or demanding price concessions in response to state, Federal or administrative action; the ability of Sepracor to attract and retain qualified personnel; the ability of Sepracor to successfully collaborate with third parties; the

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performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the ability of Sepracor to successfully acquire additional products and/or product candidates; the ability of Sepracor to develop and successfully commercialize its newly acquired products and product candidates; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results, which are detailed in Sepracor’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC and other reports filed with the SEC.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Lunesta, Xopenex, Xopenex HFA and Brovana are registered trademarks of Sepracor Inc. Stedesa is a trademark of BIAL-Portela & C(a), S.A. Omnaris and Alvesco are registered trademarks of Nycomed GmbH. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme.

In conjunction with this First Quarter 2009 Operating Results press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on April 30, 2009. To participate via telephone, dial (612) 326-1003, referring to access code 996447.  Please call ten minutes prior to the scheduled conference call time.  For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call. A replay of the call will be accessible by telephone after 12:00 p.m. ET and will be available for one week. To replay the call, dial (320) 365-3844, access code 996447. A replay of the web cast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets and reconciliation of GAAP to non-GAAP measures follow.

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Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	March 31,
	2009	2008
		(Adjusted)
Revenues:

Product sales	$306,854	$305,544
Royalties and license fees	23,318	15,235
Total revenues	330,172	320,779

Cost of revenue (1)	32,076	28,076

Gross margin	298,096	292,703

Operating expenses:
Research and development	59,224	66,229
Research and development - in process upon acquisition	—	39,237
Selling, general and administrative (1)	143,429	178,650
Amortization of intangible assets	1,496	2,265
Restructuring	27,536	(300)
Total operating expenses	231,685	286,081

Income from operations	66,411	6,622

Other income (expense):
Interest income (1)	1,881	8,169
Interest expense (1)	(7,951)	(6,696)
Loss on extinguishment of debt	(490)	—
Other income (expense), net	195	(78)
Total other (expense) income	(6,365)	1,395

Equity in investee losses	(205)	(203)

Income before income taxes	$59,841	$7,814

Provision for income taxes (1)	24,664	696

Net income	$35,177	$7,118

Net income per common share - basic	$0.32	$0.07

Net income per common share - diluted	$0.31	$0.06

Weighted average shares outstanding - basic (2)	109,206	107,770
Weighted average shares outstanding - diluted (2)	114,414	115,710

(1)	March 31, 2008 balance includes adjustments resulting from the retrospective application of FSP 14-1 adopted in Q1 2009 and adjustments resulting from immaterial error corrections.

(2)	March 31, 2008 balance includes adjustments resulting from the retrospective application of EITF 03-6-1 adopted in Q1 2009.

Sepracor Inc.

Non-GAAP Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	March 31,
	2009	2008
		(Adjusted)
Revenues:

Product sales	$306,854	$305,544
Royalties and license fees	23,318	15,235
Total revenues	330,172	320,779

Cost of revenue (1)	30,034	28,076

Gross margin	300,138	292,703

Operating expenses:
Research and development	59,224	56,229
Selling, general and administrative (1)	143,429	178,650
Amortization of intangible assets	31	34
Total operating expenses	202,684	234,913

Income from operations	97,454	57,790

Other income (expense):
Interest income (1)	1,881	8,169
Interest expense	(53)	(55)
Other income (expense), net	195	(78)
Total other income	2,023	8,036

Equity in investee losses	(205)	(203)

Income before income taxes	$99,272	$65,623

Provision for income taxes (1)	2,481	3,137

Net income	$96,791	$62,486

Net income per common share - basic	$0.89	$0.58

Net income per common share - diluted	$0.85	$0.54

Weighted average shares outstanding - basic (2)	109,206	107,770

Weighted average shares outstanding - diluted (2)	114,414	115,710

(1) March 31, 2008 balance includes adjustments resulting from immaterial error corrections.

(2) March 31, 2008 amount includes adjustments resulting from the retrospective application of EITF 03-6-1 adopted in Q1 2009.

Sepracor Inc.

Reconciliation of GAAP to non-GAAP Measures

(Unaudited)

(In thousands, except per share amounts)

	Three months ended March 31, 2009
		EPS
Non-GAAP net income	$96,791
Non-GAAP diluted income per common share		0.85

Special Items:
Loss on extinguishment of debt	(490)	—
Restructuring	(27,536)	(0.24)

Recurring non-GAAP adjustment:
Cost of goods sold - amortization of intangible assets	(2,042)	(0.02)
Amortization of intangible assets	(1,465)	(0.01)
Imputed interest on acquired intangible assets	(3,099)	(0.03)
Interest expense related to FASB Staff Position APB 14-1	(4,799)	(0.05)

Total special items and recurring non-GAAP adjustment before income taxes	(39,431)	(0.35)

Adjustment for non-GAAP cash provision for income taxes (1)	(22,183)	(0.19)
Net income, as reported under GAAP	$35,177
Diluted income per common share, as reported under GAAP		$0.31

	Three months ended March 31, 2008 (Adjusted)

		EPS
Non-GAAP net income	$62,486
Non-GAAP diluted income per common share		$0.54

Special Items:
Research and development milestone payment	(10,000)	(0.08)
Research and development - in process upon acquisition	(39,237)	(0.34)
Restructuring	300	—

Recurring non-GAAP adjustment:
Amortization of intangible assets	(2,231)	(0.02)
Interest expense related to FASB Staff Position APB 14-1 (2)	(6,641)	(0.06)

Total special items and recurring non-GAAP adjustment before income taxes	(57,809)	(0.50)

Adjustment for non-GAAP cash provision for income taxes	2,441	0.02
Net income, as reported under GAAP	$7,118
Diluted income per common share, as reported under GAAP		$0.06

Weighted average shares outstanding - diluted 2009	114,414
Weighted average shares outstanding - diluted 2008 (3)	115,710

(1)

For the three months ended March 1, 2009, Sepracor utilized a GAAP effective tax rate of 41%. However, Sepracor is currently utilizing its net operating loss carryforwards, subject to certain restrictions, to offset its taxable income, which results in an estimated annual effective cash-basis tax rate of approximately 2.5%. Sepracor anticipates that this reduced tax rate will be utilized for all of 2009. Therefore, in the reconciliation of GAAP to non-GAAP measures, Sepracor has adjusted its GAAP income tax expense for the three months ended March 31, 2009 to reflect its estimated annual effective cash-basis tax rate of approximately 2.5%.

(2)	Interest expense associated with our 2024 0% debentures under the retrospective application of FSP 14-1 adopted in Q1 2009.

(3)	March 31, 2008 amount includes adjustments resulting from the retrospective application of EITF 03-6-1 adopted in Q1 2009.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2009	December 31, 2008
		(Adjusted)

ASSETS

Cash, short- and long-term investments	$729,001	$765,830
Accounts receivable, net	159,797	177,457
Inventory, net	62,811	69,003
Property, plant and equipment, net (1)	122,217	117,874
Investment in affiliate	2,704	2,873
Goodwill and intangibles, net	170,318	174,834
Deferred taxes, net (1)	440,850	464,119
Other assets (1)	39,932	35,334

Total assets	$1,727,630	$1,807,324

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses (1)	$135,674	$159,281
Deferred taxes	4,625	5,577
Other liabilities	435,794	402,400
Debt payable	770	1,468
Convertible subordinated debt (1)	380,098	513,959
Total stockholders’ equity (1)	770,669	724,639

Total liabilities and stockholders’ equity	$1,727,630	$1,807,324

(1)	December 31, 2008 balance includes adjustments resulting from the retrospective application of FSP 14-1 adopted in Q1 2009 and adjustments resulting from immaterial error corrections.

Sepracor Inc.

Reconciliation of GAAP to non-GAAP Guidance Measures

(Unaudited)

(In thousands, except per share amounts)

	Twelve months ended
	December 31, 2009
		EPS - Low	EPS - High

Guidance non-GAAP diluted income per common share 2009		$2.10	$2.70

Special Items:
Research and development milestone payment(1)	(20,000)	(0.17)	(0.17)
Arrow royalty buyout	(61,400)	(0.53)	(0.53)
Loss on extinguishment of debt	(490)	(0.00)	(0.00)
GSK accelerated deferred revenue recognition	17,000	0.15	0.15
Q1 restructuring	(27,500)	(0.24)	(0.24)
Q2 restructuring	(6,000)	(0.05)	(0.05)

Recurring non-GAAP adjustment:
Cost of goods sold - amortization of intangible assets	(8,200)	(0.07)	(0.07)
Amortization of intangible assets	(5,900)	(0.05)	(0.05)
Imputed interest on acquired intangible assets	(12,200)	(0.11)	(0.11)
Interest expense related to FASB Staff Position APB 14-1	(11,700)	(0.10)	(0.10)

Total special items and recurring non-GAAP adjustment before income taxes	$(136,390)	(1.17)	(1.17)

Adjustment for non-GAAP cash provision for income taxes (2)	(42,000) - (67,000)	(0.36)	(0.58)
Guidance diluted income per common share 2009, under GAAP		$0.57	$0.95

Weighted average shares outstanding - diluted 2009	116,000

(1)

2009 GAAP research and development expenses are projected to be approximately $230.0 million as compared to Non-GAAP research and development expenses of approximately $210.0 million. The difference is an anticipated $20.0 million milestone payment that is likely to be made during 2009.

(2)

In 2009, Sepracor expects to utilize its net operating loss carryforwards, subject to certain restrictions, to offset its taxable income, which results in an estimated annual effective cash-basis tax rate of approximately 2.5%. Sepracor anticipates that this reduced tax rate will be utilized for all of 2009. Therefore, in the reconciliation of GAAP to non-GAAP guidance measures, Sepracor has adjusted its GAAP income tax expense in 2009 to reflect its estimated annual effective cash-basis tax rate of approximately 2.5%.